Exhibit 10.4

Execution Version

Dated March 10, 2022

Intercreditor Agreement

among

[____]

as Senior Lienholder

B. Riley Principal Commercial Capital, LLC,

as B. Riley

and

Faze Clan Inc.,

as the Company

i

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made as of March 10, 2022 by and among (i) [____] (“Senior Lienholder”), (ii) B. Riley Principal Commercial Capital, LLC, a Delaware limited liability company (“B. Riley”), and (iii) Faze Clan Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, reference is hereby made to the Senior Convertible Note Purchase Agreement dated as of August 16, 2021 (as amended, modified, supplemented, or restated and in effect from time to time, the “Senior Lienholder NPA”) by and between the Company and Senior Lienholder, pursuant to which the Company agreed to sell to Senior Lienholder certain Secured Convertible Promissory Notes (the “Senior Lienholder Notes”). All of the Company’s obligations under the Senior Lienholder NPA, the Senior Lienholder Notes and the other Senior Lienholder Loan Documents (as defined below) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired personal property assets of the Company (the “Collateral”) granted to Senior Lienholder by the Company;

WHEREAS, reference is hereby made to the Bridge Loan Agreement dated as of even date herewith (as amended, modified, supplemented, or restated and in effect from time to time, the “B. Riley BLA”) by and between the Company and B. Riley, pursuant to which the Company agreed to sell to B. Riley certain Secured Convertible Promissory Notes (the “B. Riley Notes”). All of the Company’s obligations under the B. Riley BLA, the B. Riley Notes and the other B. Riley Loan Documents (as defined below) are secured by liens on and security interests in the Collateral granted to B. Riley by the Company; and

WHEREAS, Senior Lienholder and B. Riley desire to enter into this Agreement with the Company to set forth certain respective rights and remedies with respect to the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION.

Section 1.01 Definitions. The following terms shall have the following meanings in this

Agreement:

“Agreement” has the meaning set forth in the Preamble.

“B. Riley” has the meaning set forth in the Preamble.

“B. Riley BLA” has the meaning set forth in the Recitals.

“B. Riley Event of Default” means any Event of Default described in the B. Riley Notes or the B. Riley BLA.

“B. Riley Loan Documents” means the B. Riley BLA, the B. Riley Notes and all other Transaction Documents (as defined in the B. Riley BLA).

“B. Riley Notes” has the meaning set forth in the Recitals.

“B. Riley Obligations” means all of the obligations of the Company to B. Riley, whether now existing or hereafter arising and evidenced by or incurred pursuant to the B. Riley Loan Documents.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Collateral” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble. All references in this Agreement to the Company shall include the Company as a debtor-in-possession and any receiver or trustee for the Company in any Insolvency Proceeding.

“Discharge” means, with respect to the Senior Lienholder Obligations or the B. Riley Obligations, the date on which such Senior Lienholder Obligations or B. Riley Obligations, as the case may be, are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the applicable Senior Lienholder Loan Documents or B. Riley Loan Documents. The term “Discharged” shall have a corresponding meaning.

“Distribution” means, with respect to any indebtedness, obligation, or security, (a) any payment or distribution by any Person of cash, securities, or other property, by set-off or otherwise, on account of such indebtedness, obligation, or security, or (b) any redemption, purchase, or other acquisition of such indebtedness, obligation, or security by any Person.

“Enforcement Action” means any action to:

(a)  foreclose, execute, levy or collect on, take possession or control (other than for purposes of perfection) of, sell or otherwise realize upon (judicially or non-judicially), or lease, license or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the Senior Lienholder Loan Documents or the B. Riley Loan Documents, as applicable (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)  solicit bids from third-party Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third-party Persons for the purposes of valuing, marketing, promoting or selling Collateral;

(c)  receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligations secured thereby;

(d)  exercise any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the proceeds thereof;

(e) appoint a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(f) exercise any voting rights relating to any equity interests included in the Collateral;

or

(g)  otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the Senior Lienholder Loan Documents or B. Riley Loan Documents, as applicable (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral).

An “Enforcement Action” will also include the disposition of Collateral by the Company after the occurrence and during the continuation of an Event of Default under any of the Senior Lienholder Loan Documents or the B. Riley Loan Documents, as applicable.

“Event of Default” means a B. Riley Event of Default and/or a Senior Lienholder Event of Default.

“Financing Conditions” means (a) that each of B. Riley and Senior Lienholder retains their Liens on the Collateral with the same priority as exists immediately prior to the commencement of the applicable Insolvency Proceeding (subject, if applicable, to any prior Lien securing such debtor-in-possession financing) (b) the proposed cash collateral use or debtor-in-possession financing does not compel any debtor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the cash collateral order or debtor-in-possession financing order or documentation, as applicable, (c) the proposed cash collateral order or debtor-in-possession financing documentation or order does not expressly require the sale, liquidation or disposition of all or any material portion of the Collateral prior to a default under the cash collateral order or the debtor-in-possession financing order or documentation, and (d) in the case of debtor-in-possession financing, the terms of such debtor-in-possession financing, including, without limitation, interest rate and fees, are commercially reasonable under the circumstances.

“Indebtedness” means indebtedness in respect of borrowed money and indebtedness evidenced by bonds, debentures, notes or similar instruments.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution, or assignment for the benefit of creditors, for each of the foregoing events whether under the Bankruptcy Code or any similar federal, state, or foreign bankruptcy, insolvency, reorganization, receivership, or similar law.

“Intercreditor Obligations” means all B. Riley Obligations and all Senior Lienholder Obligations.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Obligations” means, collectively, the B. Riley Obligations and the Senior Lienholder Obligations.

“Paid in Full” means, with respect to any Intercreditor Obligations, that (a) all of such Intercreditor Obligations (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been paid, performed, or discharged in full (with all such Intercreditor Obligations consisting of monetary or payment obligations having been paid in full in cash); (b) no Person has any further right to obtain any loans, letters of credit, or other extensions of credit under the Senior Lienholder Loan Documents or the B. Riley Loan Documents, as applicable; and (c) any and all letters of credit or similar instruments issued under such documents have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of such documents.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Senior Lienholder” has the meaning set forth in the Preamble.

“Senior Lienholder Event of Default” means any Event of Default described in the Senior Lienholder Notes or the Senior Lienholder NPA.

“Senior Lienholder Loan Documents” means the Senior Lienholder NPA, the Senior Lienholder Notes and all other Transaction Documents (as defined in the Senior Lienholder NPA).

“Senior Lienholder Notes” has the meaning set forth in the Recitals.

“Senior Lienholder NPA” has the meaning set forth in the Recitals.

“Senior Lienholder Obligations” means all of the obligations of the Company to the Senior Lienholder, whether now existing or hereafter arising and evidenced by or incurred pursuant to the Senior Lienholder Loan Documents.

“Standstill Period” means the period commencing on the date of a B. Riley Event of Default and ending 180 days after B. Riley issues to Senior Lienholder written notice of the occurrence of a B. Riley Event of Default; provided that in the event that as of any day during such 180 days, no B. Riley Event of Default is continuing, then the Standstill Period shall be deemed not to have commenced; provided, further, that if, at the time of the expiration of such 180-day period, the Company is in good faith negotiations with a bona fide financier or acquirer to provide debt or equity financing to the Company (in an amount that would reasonably alleviate any issues giving rise to the Event of Default) or to acquire the Company or a material portion of its equity or assets, then the “Standstill Period” will automatically extend for another 90 days thereafter.

“UCC” means the Uniform Commercial Code as in effect in the state of New York from time to time.

Section 1.02 Terms Generally.

(a)  All terms defined in the UCC, unless otherwise defined herein, shall have the meanings set forth therein.

(b)  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms thereof. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(i)  any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, modified, renewed, replaced, or extended;

(ii)  any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(iii)  the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(iv)  any references to sections, subsections, clauses, or paragraphs shall be references to sections, subsections, clauses, and paragraphs in this Agreement;

(v)  the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and

(vi)  the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

ARTICLE II

TREATMENT OF LIENS.

Section 2.01 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the B. Riley Obligations granted on the Collateral or of any Liens securing the Senior Lienholder Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the B. Riley Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance, fraudulent transfer, preference, or otherwise of, the Liens securing the Senior Lienholder Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency Proceeding has been commenced by or against the Company, B. Riley hereby agrees that:

(a)  any Lien on the Collateral securing or purporting to secure any Senior Lienholder Obligations now or hereafter held by Senior Lienholder, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing or purporting to secure any B. Riley Obligations; and

(b)  any Lien on the Collateral securing or purporting to secure any B. Riley Obligations now or hereafter held by B. Riley regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing or purporting to secure any Senior Lienholder Obligations. All Liens on the Collateral securing or purporting to secure any Senior Lienholder Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing or purporting to secure any B. Riley Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Lienholder Obligations are subordinated to any Lien securing any other obligation of the Company.

Section 2.02 Prohibition on Contesting Liens; No Marshalling. Each of B. Riley and Senior Lienholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, or the allowability of any claim asserted, by Senior Lienholder in the Collateral or by B. Riley in the Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Lienholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Senior Lienholder Obligations as provided in Sections 2.01 and 3.01. Until the Discharge of Senior Lienholder Obligations, B. Riley will not assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

Section 2.03 No New Liens. So long as the Discharge of Senior Lienholder Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Company, the parties hereto agree that the Company shall not:

(a)  grant or permit any additional Liens on any asset or property to secure any B. Riley Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the Senior Lienholder Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.01 hereof; or

(b)  grant or permit any additional Liens on any asset or property to secure any Senior Lienholder Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the B. Riley Obligations.

Section 2.04 Similar Liens. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement, to cooperate in good faith (and to direct their respective counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Senior Lienholder Loan Documents and the B. Riley Loan Documents.

Section 2.05 Perfection of Liens. The Senior Lienholder shall not be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of B. Riley. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Lienholder, on the one hand, and B. Riley, on the other hand, and such provisions shall not impose on the Senior Lienholder, B. Riley or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06 Agreement to Release Liens. Notwithstanding anything to the contrary contained in any agreement between B. Riley and the Company, subject to Section 3.01 hereof, until the Senior Lienholder Obligations have been Paid in Full, only Senior Lienholder shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, release, or other disposition of the Collateral, or to take any action with respect to the Collateral, in each case, without any consultation with or the consent of B. Riley. Any such sale, transfer, release, or other disposition of the Collateral shall be made either (x) in accordance with the Senior Lienholder Loan Documents as in effect on the date hereof or (y) pursuant to an exercise of remedies in accordance with the Senior Lienholder Loan Documents and this Agreement; provided that the proceeds of such sale, transfer, release, or other disposition of the Collateral shall be applied to the Senior Lienholder Obligations and the B. Riley Obligations pursuant to Article IV hereof and any exercise of remedies is conducted in a commercially reasonable manner. In the event that Senior Lienholder releases or agrees to release any of its Liens or security interests in any portion of the Collateral in connection with the sale or other disposition thereof, or any of the Collateral is sold or retained pursuant to a foreclosure or similar action, B. Riley shall promptly consent to such sale or other disposition and promptly execute and deliver to Senior Lienholder such consent to such sale or other disposition, termination statements, and releases as Senior Lienholder shall reasonably request to effect the release of the Liens and security interests of B. Riley in such Collateral.

ARTICLE III

ENFORCEMENT.

Section 3.01 Exercise of Remedies.

(a)  Until the Discharge of Senior Lienholder Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Company, B. Riley:

(i)  will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that B. Riley may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of the Standstill Period; provided, further, that notwithstanding anything herein to the contrary, in no event shall B. Riley exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, Senior Lienholder shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to B. Riley);

(ii)  will not contest, protest or object to any foreclosure proceeding or action brought by Senior Lienholder or any other exercise by Senior Lienholder of any rights and remedies relating to the Collateral under the Senior Lienholder Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any Senior Lienholder); and

(iii)  subject to their rights under clause (a)(i) above, will not object to Senior Lienholder bringing or pursuing any foreclosure proceeding or action or any other exercise of rights or remedies relating to the Collateral so long as any proceeds received by any Senior Lienholder Representative in excess of those necessary to achieve a Discharge of Senior Lienholder Obligations are distributed in accordance with Section 4.01.

(b)  Until the Discharge of Senior Lienholder Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Company, subject to Section 3.01(a)(i), Senior Lienholder shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that B. Riley shall have the credit bid rights set forth in Section 3.01(c)(vi)), make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of B. Riley; provided that any proceeds received by Senior Lienholder in excess of those necessary to achieve a Discharge of the Senior Lienholder Obligations are distributed in accordance with Section 4.01 hereof. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, Senior Lienholder may enforce the provisions of the Senior Lienholder Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with B. Riley and regardless of whether any such exercise is adverse to the interest of B. Riley. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under bankruptcy laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, B. Riley may:

(i)  file a claim or statement of interest with respect to the B. Riley Obligations; provided that an Insolvency Proceeding has been commenced by or against the Company;

(ii)  take any action (not adverse to the priority status of the Liens on the Collateral securing the Senior Lienholder Obligations or the rights of Senior Lienholder to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral;

(iii)  file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of B. Riley, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)  vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the B. Riley Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by B. Riley may be inconsistent with or contravene the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.01(a)(i); and

(vi)  bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by Senior Lienholder or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any B. Riley Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of the Senior Lienholder Obligations.

B. Riley agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor unless and until the Discharge of the Senior Lienholder Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.01(a)(i) to the extent that B. Riley is permitted to retain the proceeds thereof in accordance with Section 4.02 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of the Senior Lienholder Obligations has occurred, except as expressly provided in Sections 3.01(a) and this Section 3.01(c), the sole right of B. Riley with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of the Senior Lienholder Obligations has occurred.

(d) Subject to Sections 3.01(a) and (c):

(i)  B. Riley agrees that it will not take any action that would hinder or delay any exercise of remedies under the Senior Lienholder Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(ii)  B. Riley hereby waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which Senior Lienholder seeks to enforce or collect the Senior Lienholder Obligations or Liens securing the Senior Lienholder Obligations granted in any of the Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by Senior Lienholder is adverse to the interest of any B. Riley Secured Party; and

(iii)  B. Riley hereby acknowledges and agrees that no covenant, agreement or restriction contained in the B. Riley Loan Documents (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of Senior Lienholder with respect to the Collateral as set forth in this Agreement and the Senior Lienholder Loan Documents.

(e)  Except as otherwise set forth in this Agreement, B. Riley may exercise rights and remedies as unsecured creditors against the Company (other than initiating or joining in an involuntary case or proceeding under any Insolvency Proceeding with respect to the Company or otherwise taking any action that is inconsistent with or prohibited by the terms of this Agreement); provided that in the event that B. Riley becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the B. Riley Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Lienholder Obligations) in the same manner as the other Liens securing the B. Riley Obligations are subject to this Agreement.

(f)  Except as specifically set forth in Sections 3.01(a) and (d), nothing in this Agreement shall prohibit the receipt by B. Riley of the required payments of interest, principal and other amounts owed in respect of the B. Riley Obligations so long as such receipt is not the direct or indirect result of the exercise by B. Riley of rights or remedies as a creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by B. Riley of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies Senior Lienholder may have with respect to the Collateral.

Section 3.02 Actions Upon Breach; Specific Performance. If B. Riley, in contravention of the terms of this Agreement, in any way takes, or attempts to or threatens to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebuttable presumption and admission by B. Riley that relief against B. Riley by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Senior Lienholder Secured Parties, it being understood and agreed by B. Riley that (i) the Senior Lienholder Secured Parties’ damages from actions of B. Riley may at that time be difficult to ascertain and may be irreparable and (ii) B. Riley waives any defense that Senior Lienholder cannot demonstrate damage and/or be made whole by the awarding of damages. Senior Lienholder may demand specific performance of this Agreement. B. Riley hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Senior Lienholder. No provision of this Agreement shall constitute or be deemed to constitute a waiver by Senior Lienholder of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

ARTICLE IV

PAYMENTS.

Section 4.01 Application of Proceeds. So long as the Discharge of the Senior Lienholder Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Company, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any Senior Lienholder, or any payment or distribution (including adequate protection payments), shall be applied by the Collateral Agents or the Senior Lienholder Representatives, as applicable, to the Senior Lienholder Obligations in such order as specified in the relevant Senior Lienholder Loan Documents; provided, that any non-cash Collateral or non-cash proceeds will be held by the applicable Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of the Senior Lienholder Obligations, to the extent proceeds remain, such proceeds shall be delivered to whomever may be lawfully entitled to receive the same.

Section 4.02 Payments Over.

(a)  So long as the Discharge of the Senior Lienholder Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Company, any Collateral or any proceeds thereof, or any payment or distribution (including adequate protection payments), received by B. Riley in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral, in all cases shall be segregated and held in trust and forthwith paid over to Senior Lienholder for the benefit of the Senior Lienholder Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

(b)  So long as the Discharge of the Senior Lienholder Obligations has not occurred, if in any Insolvency Proceeding B. Riley shall receive any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise  invalidated or any adequate protection cash payments) such money or other property shall be segregated and held in trust and forthwith paid over for the benefit of Senior Lienholder in the same form as received, with any necessary endorsements. Any Lien received by B. Riley in respect of any of the B. Riley Obligations in any Insolvency Proceeding shall be subject to the terms of this Agreement.

ARTICLE V

MODIFICATIONS AND AMENDMENTS.

Section 5.01 Modifications to Senior Lienholder Loan Documents. Until the B. Riley Obligations have been Paid in Full, and notwithstanding anything to the contrary contained in the Senior Lienholder Loan Documents, the Company and Senior Lienholder shall not, without the prior written consent of B. Riley, agree to any amendment, modification, or supplement to the Senior Lienholder Loan Documents if such amendment, modification, or supplement would add or change any terms in a manner materially adverse to the Company or B. Riley (including, for the avoidance of doubt, any addition of any Senior Lienholder Event of Default not existing on the date hereof that would be materially adverse to the Company or B. Riley or increasing the principal amount of Senior Lienholder Obligations other than through the issuance of additional Senior Lienholder Notes pursuant to the terms of the Senior Lienholder NPA as in effect as of the date hereof or the accrual of interest paid in kind), or shorten the final maturity of the Senior Lienholder Obligations, or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto. For the sake of clarity, nothing herein shall restrict Senior Lienholder from exercising its rights to purchase additional Senior Lienholder Notes under the terms of the Senior Lienholder NPA as in effect as of the date hereof.

Section 5.02 Modifications to B. Riley Loan Documents. Until the Senior Lienholder Obligations have been Paid in Full, and notwithstanding anything to the contrary contained in the B. Riley Loan Documents, the Company and B. Riley shall not, without the prior written consent of Senior Lienholder, agree to any amendment, modification, or supplement to the B. Riley Loan Documents if such amendment, modification, or supplement would add or change any terms in a manner materially adverse to the Company or Senior Lienholder (including, for the avoidance of doubt, any addition of any B. Riley Event of Default not existing on the date hereof that would be materially adverse to the Company or Senior Lienholder or increasing the principal amount of B. Riley Obligations other than through the accrual of interest paid in kind), or shorten the final maturity of the B. Riley Obligations, or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

ARTICLE VI

WAIVER OF CERTAIN RIGHTS OVER COLLATERAL.

Section 6.01 Rights Relating to Senior Lienholder’s Actions Regarding the Collateral. B. Riley hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing Senior Lienholder from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Senior Lienholder shall have the exclusive right, as among the parties hereto, to enforce rights and exercise remedies with respect to the Collateral until the Senior Lienholder Obligations have been Paid in Full. In exercising rights and remedies with respect to the Collateral, Senior Lienholder may enforce the provisions of the Senior Lienholder Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in its sole discretion. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC. In conducting any public or private sale under the UCC, Senior Lienholder shall give B. Riley ten (10) days’ prior written notice of such sale.

Section 6.02 Preservation of Rights. Senior Lienholder shall have no duty to protect or preserve any rights pertaining to any of the Collateral in its possession and Senior Lienholder shall not have any liability to B. Riley for any claims and liabilities at any time arising with respect to the Collateral in its possession, except as otherwise expressly provided in this Agreement. B. Riley shall have no duty to protect or preserve any rights pertaining to any of the Collateral in its possession and B. Riley shall not have any liability to Senior Lienholder for any claims and liabilities at any time arising with respect to the Collateral in its possession, except as otherwise expressly provided in this Agreement.

Section 6.03 Obligations Unconditional. All rights, interests, agreements and obligations of

Senior Lienholder and B. Riley, respectively, hereunder shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of the Senior Lienholder Loan Documents or the B. Riley Loan Documents;

(b)  except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lienholder Obligations or B. Riley Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Lienholder Document or the B. Riley Document;

(c)  except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lienholder Obligations or B. Riley Obligations or any guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Company; or

(e)  any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company in respect of Senior Lienholder or B. Riley in respect of this Agreement.

Section 6.04 Bailee for Perfection. Each of Senior Lienholder and B. Riley acknowledges and agrees that to the extent that it (or its agent) retains physical possession or control of any of the Collateral, it (or its agent) shall hold such Collateral on behalf of itself and of the other such party so that for purposes of perfecting any Lien in any Collateral it acts and holds such Collateral on behalf of Senior Lienholder and B. Riley.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of Senior Lienholder and B. Riley hereby represents and warrants to such other party that as of the date hereof:

(a)  it has the power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action;

(b)  the execution of this Agreement by it will not violate or conflict with its organizational documents, the Senior Lienholder Loan Documents or the B. Riley Loan Documents, as applicable, or any applicable law, regulation, or order, or require any consent or approval that has not been obtained; and

(c)  this Agreement is the legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

ARTICLE VIII

INSOLVENCY PROCEEDINGS

In the event of any Insolvency Proceeding involving the Company:

(a)  Any Distribution by the Company, whether in cash, securities, or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Intercreditor Obligations, shall be delivered to Senior Lienholder, and applied in accordance with the terms of Article IV. B. Riley irrevocably authorizes, empowers, and directs any debtor, debtor-in-possession, receiver, trustee, liquidator, custodian, conservator, or other Person having authority, to pay or otherwise deliver all such Distributions to Senior Lienholder as set forth above. B. Riley also irrevocably authorizes and empowers Senior Lienholder, in the name of B. Riley, to demand, sue for, collect, and receive any and all such Distributions.

(b)  B. Riley agrees not to initiate, prosecute, or participate in any claim, action, or other proceeding challenging the enforceability, validity, perfection, or priority of any portion of the Senior Lienholder Obligations or any Liens and security interests securing any portion of the Senior Lienholder Obligations. Senior Lienholder agrees not to initiate, prosecute, or participate in any claim, action, or other proceeding challenging the enforceability, validity, or perfection of any portion of the B. Riley Obligations or any Liens and security interests securing any portion of the B. Riley Obligations.

(c)  B. Riley agrees that Senior Lienholder may consent to the use of cash collateral or provide debtor-in-possession financing to the Company on such terms and conditions and in such amounts as Senior Lienholder, in its sole discretion, may decide. B. Riley agrees that it will not object to or oppose any such cash collateral usage or debtor-in-possession financing which meets the Financing Conditions or any sale or other disposition of any property securing all of any part of the Intercreditor Obligations free and clear of Liens of B. Riley under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if Senior Lienholder has consented to such sale or disposition and the proceeds of such sale or disposition are distributed in accordance with Section 4.01. B. Riley agrees not to assert any right it may have to “adequate protection” of its interest in any Collateral in any Insolvency Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to any Collateral without the prior written consent of Senior Lienholder; provided that, Senior Lienholder will not object to any request by B. Riley for adequate protection similar to that granted to Senior Lienholder, including replacement liens on all prepetition and postpetition property of the Company upon which Senior Lienholder is also granted adequate protection replacement liens, with such liens in favor of B. Riley being subject in all respects to this Agreement. B. Riley waives any claim it may now or hereafter have against Senior Lienholder arising out of the election of Senior Lienholder of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency Proceeding. B. Riley agrees that it will not provide, or offer to provide, any debtor-in-possession financing to the Company without the prior written consent of Senior Lienholder.

(d)  B. Riley agrees to execute, verify, deliver, and file any proofs of claim in respect of the B. Riley Obligations reasonably requested by Senior Lienholder in connection with any such Insolvency Proceeding and hereby irrevocably authorizes Senior Lienholder to file such proofs of claim upon the failure of B. Riley to do so prior to three (3) business days before the expiration of the time to file any such proof of claim; provided, however, that Senior Lienholder shall not be permitted to vote such claim and all voting rights with respect thereto shall be retained by B. Riley. Each of Senior Lienholder  and B. Riley agrees not to vote for any plan of reorganization that does not provide for the payment of the Intercreditor Obligations in accordance with Article IV, or to otherwise vote its claims or interests in any Insolvency Proceeding (including voting for, or supporting, confirmation of any plans of reorganization) in a manner that would be inconsistent with such party’s covenants and agreements contained herein.

(e)  The provisions of this Agreement shall continue to govern the relative rights of Senior Lienholder and B. Riley even if all or part of the Intercreditor Obligations or the Liens or security interests securing the Intercreditor Obligations are subordinated, set aside, avoided, invalidated, or disallowed in connection with any such Insolvency Proceeding. This Agreement shall be reinstated if at any time any payment of any of the Intercreditor Obligations is rescinded or must otherwise be returned by any holder of Intercreditor Obligations or any representative of such holder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Conflict. In the event of any conflict between any term, covenant, or condition of this Agreement and any term, covenant, or condition of the Senior Lienholder Loan Documents or the B. Riley Loan Documents, the provisions of this Agreement shall control and govern in all respects.

Section 9.02 Termination of Agreement. This Agreement shall remain in full force and effect until the Senior Lienholder Obligations have been Paid in Full, after which this Agreement shall terminate without further action on the part of the parties hereto.

Section 9.03 Amendments; Modifications. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by B. Riley and Senior Lienholder, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar, or other circumstances unless specifically required hereunder.

Section 9.04 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Senior Lienholder, B. Riley, and the Company. To the extent permitted under the Senior Lienholder Loan Documents, Senior Lienholder may, from time to time, without notice to B. Riley, assign or transfer any or all of the Senior Lienholder Obligations or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Lienholder Obligations shall, subject to the terms hereof, be and remain Senior Lienholder Obligations for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Lienholder Obligations or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Lienholder Obligations, be entitled to rely upon and be a third party beneficiary of the provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto. To the extent permitted under the B. Riley Loan Documents, B. Riley may, from time to time, without notice to Senior Lienholder, assign or transfer any or all of the B. Riley Obligations or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the B. Riley Obligations shall, subject to the terms hereof, be and remain B. Riley Obligations for purposes of this Agreement, and every permitted assignee or transferee of any of the B. Riley Obligations or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the B. Riley Obligations, be entitled to rely upon and be a third party beneficiary of the provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

Section 9.05 Specific Performance; Additional Remedies. Each of Senior Lienholder and B. Riley may demand specific performance of this Agreement and all parties hereto hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by either Senior Lienholder or B. Riley. If B. Riley violates any of the terms of this Agreement, in addition to any remedies at law, in equity, or otherwise, Senior Lienholder may restrain such violation in any court of law and may, in its own or in any party’s name, interpose this Agreement as a defense in any action by B. Riley. If Senior Lienholder violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise, B. Riley may restrain such violation in any court of law and may, in its own or in any party’s name, interpose this Agreement as a defense in any action by Senior Lienholder.

Section 9.06 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by e-mail as provided in paragraph (b) below, all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile as follows:

(i)	if to Senior Lienholder, to:

(ii)	if to B. Riley, to:

As set forth on the signature page hereto

(iii)	if to the Company, to:

FaZe Clan Inc.

1800 N Highland Avenue, Suite 600

Los Angeles, CA 90028

Attention: Tammy Brandt

(b)  Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Notices and other communications (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile, with machine-confirmation by sender of transmission, shall be deemed to have been given when sent; (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgment), and (iv) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (iii) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (ii), (iii) and (iv) above, if such notice, facsimile, e-mail, or other communication is not sent during the recipient’s normal business hours, such notice, facsimile, e-mail, or communication shall be deemed to have been sent at the recipient’s opening of business on the next business day.

(d)  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto as provided in this Section 9.06.

Section 9.07 Further Assurances. Each party to this Agreement will promptly execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effectuate fully the purposes of this Agreement.

Section 9.08 Headings. The section headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

Section 9.09 Counterparts; Electronic Execution. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (e.g., “pdf”) format shall be as effective as the delivery of a manually executed counterpart of this Agreement.

Section 9.10 Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal, or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as to most fully achieve the intention of this Agreement.

Section 9.11 Governing Law; Jurisdiction; Etc.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal, court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.11(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first above written.

Senior Lienholder:

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

B. Riley:

B. RILEY PRINCIPAL COMMERCIAL CAPITAL, LLC

By:
Name:	Daniel Shribman
Title:	Chief Information Officer

Address:	11100 Santa Monica Blvd., 8th Floor
Los Angeles, CA 90025

Attention:	Mandy Lindly (mlindly@brileyfin.com)
Paul Choi (pchoi@brileyfin.com)

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

Company:

FAZE CLAN INC.

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]